For Further Information, Please Contact:

Les Morris, Simon Property Group:
(317) 263-7711
E-mail: lmorris@simon.com

DILLARD’S, DICK’S AND VILLAGE ROAD SHOW FIRST TO DOMAIN II

- Simon Property Group to Build Second Phase of Successful Project -

AUSTIN, TX (May 18, 2007) – Building on the success of Phase I of The Domain, Simon Property Group, Inc. (NYSE:SPG) announced today that plans are well underway for Phase II, scheduled to open in spring 2009. Phase II of The Domain will feature Dillard’s, Dick’s Sporting Goods and a Village Road Show Gold Class Cinema complex. There will also be an additional 300,000 square feet of retail and restaurants, 75,000 more square feet of additional office space and another 350 luxury apartments - all housed in a park-like setting.

The first phase of this 57-acre, mixed-use project opened in March 2007. Designed as an upscale Main Street center, The Domain features Austin’s first Neiman Marcus, Macy’s, an unequalled array of the worlds’ most renowned retailers, 10 first-class restaurants, 90,000 square feet of Class A office space, 400 high-end apartments and a hotel scheduled to open in 2009.

The ultimate collection of luxury retail, The Domain includes Apple, Barneys New York Co-Op, Borders Books & Music, Burberry, Cole Haan, David Yurman, Intermix, Louis Vuitton, Ralph Lauren, Sony Style, Stuart Weitzman, Sur La Table, Tiffany & Co. and more.

“We’re happy to announce these three great retailers today and continue the momentum from the opening of The Domain in March,” said Kathleen M. Shields, senior vice president of development at Simon. “We expect Domain II to be every bit as compelling as Phase I.”

The new Dillard’s will contain 200,000 square feet on three levels and will feature a broad selection of merchandise including the latest in fashion excitement for women, men, juniors and children as well as cosmetics and selections for the home. The tone of the new store, both in building design and in merchandise assortment, will reflect the company’s renewed focus on upscale and contemporary fashion.

- more -

Domain II/Add one

Dick’s Sporting Goods will bring a 75,000 square foot, two-level store to The Domain. Pittsburgh-based Dick's Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of February 3, 2007, the Company operated 294 Dick's Sporting Goods stores in 34 states primarily throughout the Eastern half of the U.S. The Company also owns Golf Galaxy, a multi-channel golf specialty retailer, with 65 stores in 24 states, ecommerce websites and catalog operations.

The Village Road Show Gold Class Cinema will offer movie fans an intimate atmosphere to watch films with an extraordinary level of personal service. There will be eight auditoriums with approximately 40 seats in each auditorium. Food and alcohol service will be available. This product will be unlike anything else offered in Austin.

Simon Property Group, Inc., an S&P 500 company headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet Centers® and community/lifestyle centers. The Company's current total market capitalization is approximately $56 billion. Through its subsidiary partnership, it currently owns or has an interest in 323 properties in the United States containing an aggregate of 244 million square feet of gross leasable area in 41 states plus Puerto Rico. Simon also owns interests in 53 European shopping centers in France, Italy, and Poland; 5 Premium Outlet Centers in Japan; and one Premium Outlet Center in Mexico. Additional Simon Property Group information is available at www.simon.com.  Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s 328 stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names. For more information, please visit the Company website at www.dillards.com.

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